Exhibit 10.10

Summary of Sub-Lease Agreement

Note: this summary does not contain a full or direct translation of the terms of the original Hebrew-language sub-lease agreement, and is designated solely for the purpose of providing a general presentation of such agreement.

On December 31, 2020, ironSource Ltd. (the “Sub-Lessor”) and TypeA Holdings Ltd. (the “Sub-Lessee”) entered into a sub-lease agreement (the “Sub-Lease Agreement”).

1.	Sub-Leased Premises

Office spaces of approximately 1,971 square meters (the premises are referred to as the “Premises”), in a building located at 121 Begin Boulevard, Tel-Aviv, Israel.

2.	Purpose of the Sub-Lease

The Premises are to be used by the Sub-Lessee for its ongoing business activities.

3.	Sub-Lease Period

The Premises are currently sub-leased for a term of twelve months, through December 31, 2021, with an option for Sub-Lessee to extend the term for an additional twelve months, at its sole discretion and upon 90-day prior written notice.

4.	Rent

The monthly sub-lease fee for the period commencing on December 31, 2020 and ending on December 31, 2021 (as well as for the optional twelve-month extension period commencing on January 1, 2022 and ending on December 31, 2022) is US$43.20 per square meter multiplied by the Premises space (excluding VAT), per month, linked to the Israeli consumer price index. In addition, the Sub-Lessee will pay the Sub-Lessor US$35,350 per month for related services and US$800 per month for parking spaces (such amount may vary based on actual usage of the parking spaces.

5.	Guarantee

The Sub-Lease Agreement does not require a guarantee from the Sub-Lessee. However, in the event that the Sub-Lessee extends the term of the agreement, it will be required to provide a guarantee. The details and amounts of such a guarantee are not specified in the Sub-Lease Agreement.

6.	Insurance

Sub-Lessee shall maintain customary insurances.